UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

 FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2024 (December 23, 2024)

ANSYS, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-20853	04-3219960
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 ANSYS Drive,
Canonsburg, PA 15317
(Address of principal executive offices)

(844)-462-6797
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of  the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	ANSS	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on January 15, 2024, ANSYS, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Synopsys, Inc., a Delaware corporation (“Parent”), and ALTA Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

Compensatory Arrangements of Certain Officers

In connection with certain consequences of the Merger, certain employees of the Company (including the named executive officers and other executive officers) may become entitled to payments and benefits that may be treated as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G” and the “Code”, respectively). To mitigate the potential impact of Section 280G and Section 4999 of the Code on the Company and its named executive officers, among others, the Compensation Committee on December 23, 2024, approved the acceleration into December 2024 of the vesting and payments of certain equity awards that otherwise would have been payable to each of Rachel Pyles and Walter Hearn (collectively along with certain other Company employees, the “Executives”) in fiscal year 2025 or thereafter, as described further below, subject to execution by each of the Executives of a 280G Mitigation Acknowledgement (“280G Acknowledgement”). These actions are intended to benefit the Company by preserving compensation-related corporate income tax deductions for the Company that otherwise might be disallowed through the operation of Section 280G and to mitigate or eliminate the amount of excise tax that may be payable by the Executives pursuant to Section 4999 of the Code in connection with Section 280G in certain circumstances.

In approving the accelerated vesting of equity awards, the Compensation Committee considered, among other things, the projected value of the compensation-related corporate income tax deductions that otherwise might be lost as a result of the effect of Section 280G and the benefits to the Company of reducing the potential tax burden on the Executives.

The approved acceleration consisted of accelerated vesting and settlement of certain outstanding time-based restricted stock units held by each Executive that would otherwise vest in calendar years 2025 and 2026 for Ms. Pyles, and in calendar years 2025, 2026 and 2027 for Mr. Hearn (the “Accelerated RSUs”). All Accelerated RSUs will be reduced by applicable tax withholdings and are subject to the terms and conditions of the 280G Acknowledgement.

Specifically, the Compensation Committee approved for each Executive who is a named executive officer the following accelerated vesting:
•	For Ms. Pyles, a total of 11,186 shares of Accelerated RSUs.
•	For Mr. Hearn, a total of 19,539 shares of Accelerated RSUs.

In connection with the accelerated vesting and payments described above, on December 23, 2023, the Company and each Executive executed a 280G Acknowledgement providing that the Company will deposit the after-tax portion of the Accelerated RSUs with an escrow agent and with such Executive’s after-tax portion of the Accelerated RSUs subject to certain release and forfeiture conditions, as described below.

The 280G Acknowledgement provides that the after-tax portion of the Accelerated RSUs will be released to the applicable Executive on or as soon as administratively practicable following the date(s) on which the applicable portion of the amounts would have vested and been paid to the Executive in accordance with the terms applicable to the Accelerated RSUs absent the mitigation actions described herein. Accordingly, the 280G Acknowledgement further provides that if an Executive’s employment with the Company and its subsidiaries terminates prior to the date on which the applicable portion of the Accelerated Payments would have vested and been paid to the Executive and such termination of employment would have otherwise resulted in the accelerated vesting of the applicable portion of the Accelerated Payments in accordance with the terms applicable to such Accelerated Payments prior to the mitigation actions described herein, then the Accelerated Payments will be released to the Executive. In the event that such termination of employment would not have otherwise resulted in the accelerated vesting of the applicable portion of the Accelerated Payments in accordance with the terms applicable to such Accelerated Payments prior to the mitigation actions described herein, then the Accelerated Payments will be forfeited by the Executive and released to the Company.

The description of the 280G Acknowledgement does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of Section 280G Mitigation Acknowledgement, a copy of which is filed as Exhibit 10.1 herewith and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

10.1	Form of Section 280G Mitigation Acknowledgement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2024

ANSYS, Inc.

	By:	/s/ Ajei S. Gopal
	Name:	Ajei S. Gopal
	Title:	President and Chief Executive Officer